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                                                                   Exhibit 10.27


                                    January 30, 1997


PERSONAL & CONFIDENTIAL
Mr. Everett F. "Jeff" Jefferson
2055 Empire Mine Circle
Gold River, CA 95670

Dear Jeff:

I am delighted to inform you that the Board has unanimously shared my recommendation that you become the next President and CEO of Fresh Choice, Inc.

1.    Annual base salary of $275,000 subject to increase as appropriate.

2.    Date of Employment Commencement will be February 10, 1997.

3. Incentive Compensation not to exceed 50% of base pay subject to clearly defined objectives.

4.    Car and telephone allowance of $1,000 per month.

5. Reimbursed for reasonable and normal relocation expenses including household move, closing costs, and temporary lodging up to $70,000. (Closing costs to be defined.)

6. You will be eligible to apply for Fresh Choice's health insurance program which includes medical, dental and life insurance.

7. Participation in Fresh Choice's Employee Stock Purchase Plan at the first enrollment period following one year of employment. Under this program you may purchase Fresh Choice stock through payroll deduction at a discount of 15%.

8. You will be granted a stock option of 165,000 of common stock vesting under the normal company policy of five years at market price on commencement date of employment. In addition, you will be eligible for an additional 55,000 shares to be vested five years from date of employment at the market price of that date.



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Everett F. Jefferson

9. If you resign by providing 60 days notice, Fresh Choice's sole obligation shall be to pay you in cash for any unreimbursed expenses, any accrued but unused portion of four weeks' vacation, and any declared but unpaid bonuses.

10. In the event of termination of your employment by Fresh Choice, Inc. not for cause within the first two years, your severance pay will equal two years' salary at the current rate. Thereafter, you will have your contract extended annually with a one-year severance at the current rate. You will be able to exercise all vested options per the Company policy. "Cause" is defined as (a) the willful and intentional failure substantially to perform your duties (other than because of physical or mental incapacity),
      (b) the commission of an illegal act in connection with your re-employment, or (c) the commission of any act which falls outside the ordinary course of your responsibilities and which exposes the Company to a significant level of undue liability. A determination of "Cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors.

11. In the event of a buyout of the Company, your options will become automatically vested. If you are, in fact, severed by the acquiring company, or your job has changed and you desire to leave, your severance will include one year's base salary.

12. The reporting relationship will be directly to the Chairman of the Board with the understanding that there are very clearly defined shared responsibilities which will be mutually satisfactory to us both as we discussed.

13. As a public company, it is standard practice and our policy that the Nomination Committee be composed of the outside directors only; but, clearly your input on the selection of directors is important to us.

14.   You will be elected to the Board of Directors.

We are excited about what we think is an incredible opportunity and look forward to you coming on board on February 10th.


                                          Sincerely,


                                          /s/ Charles A. Lynch

AGREED TO:

/s/ Everett F. Jefferson

cc:   M. M. Casey, V. O. Curtis, C. R. Hays



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